NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Year-End and Fourth Quarter 2009 Results
BIRMINGHAM, AL – (PRNewswire) – February 24, 2009 – ProAssurance (NYSE: PRA) Corporation’s Operating Income for 2009 was $215 million or $6.49 per diluted share. Net Income for 2009 was $222 million or $6.70 per diluted share. For the fourth quarter of 2009, ProAssurance reports Operating Income of $79 million, or $2.42 per diluted share and Net Income of $85 million, or $2.58 per diluted share.

Gross Premiums Written in 2009 increased 17% over the prior year, to $554 million, and were $119 million in the fourth quarter, 23% higher than the year-ago quarter. Book Value per share is $52.59, an increase of 23% during 2009.

Unaudited Consolidated Financial Summary
(in thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Gross Premiums Written	$119,208	$97,089	$553,922	$471,482
Net Premiums Written	$112,408	$85,398	$514,043	$429,007
Net Premiums Earned	$133,952	$109,484	$497,543	$459,278
Net Investment Income	$38,106	$36,166	$150,945	$158,384
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$1,110	$(4,082)	$1,438	$(7,997)
Net Realized Investment Gains (Losses)	$7,970	$(9,903)	$12,792	$(50,913)
Total Revenues	$183,880	$136,383	$672,683	$567,162
Guaranty Fund Assessments (Recoupments)	$97	$(340)	$(533)	$(1,334)
Interest Expense	$838	$1,037	$3,477	$6,892
Total Expenses	$58,841	$24,418	$353,921	$318,776
Tax Expense	$40,462	$35,673	$96,736	$70,661
Net Income	$84,577	$76,292	$222,026	$177,725
Operating Income	$79,460	$79,537	$215,210	$206,980
Net Cash Provided by Operating Activities	$59,648	$22,996	$75,409	$167,883

Earnings per Share
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Weighted average number of common shares outstanding
Basic	32,432	33,439	32,848	32,750
Diluted	32,805	33,758	33,150	34,362
Operating Income per share (Basic)	$2.45	$2.38	$6.55	$6.32
Operating Income per share (Diluted)	$2.42	$2.36	$6.49	$6.07
Net Income per share (Basic)	$2.61	$2.28	$6.76	$5.43
Net Income per share (Diluted)	$2.58	$2.26	$6.70	$5.22

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Key Ratios
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Current Accident Year Loss Ratio	100.5%	94.0%	88.1%	86.4%
Prior Accident Year Loss Ratio	(81.6%)	(95.0%)	(41.7%)	(40.3%)
Net Loss Ratio	18.9%	( 1.0%)	46.4%	46.1%
Expense Ratio	23.3%	22.2%	22.7%	21.7%
Combined Ratio	42.2%	21.2%	69.1%	67.8%
Operating Ratio	13.8%	(11.8%)	38.8%	33.3%
Return on Equity	20.2%	22.1%	14.2%	13.3%

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Our resolute commitment to the fundamentals of financial strength, underwriting discipline and claims defense, all executed through our dedication to Treated Fairly, propelled us to some of the best results in the history of ProAssurance. The value we deliver is allowing us to retain existing customers in a challenging environment, while adding new insureds and new premium, through organic growth and M&A.”

Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax effects of realized gains or losses, guaranty fund assessments and debt retirement losses, and we believe it presents a more appropriate view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the effect of net realized gains and losses, guaranty fund assessments and debt retirement losses incurred during the quarter and year ended December 31, 2009. The following table reconciles Net Income to Operating Income.

Reconciliation of Net Income to Operating Income
(in thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net Income	$84,577	$76,292	$222,026	$177,725
Items excluded in the calculation of operating income:
(Gain) loss on the extinguishment of debt	$–	$(4,571)	$2,839	$(4,571)
Net realized investment (gains) losses	$(7,970)	$9,903	$(12,792)	$50,913
Guaranty Fund (recoupments) assessments	$97	$(340)	$(533)	$(1,334)
Pre-tax effect of exclusions	$(7,873)	$4,992	$(10,486)	$45,008
Tax effect at 35%	$2,756	$(1,747)	$3,670	$(15,753)
Operating Income	$79,460	$79,537	$215,210	$206,980
Per diluted common share:
Net Income	$2.58	$2.26	$6.70	$5.22
Effect of adjustments	$(0.16)	$0.10	$(0.21)	$0.85
Operating Income per diluted common share	$2.42	$2.36	$6.49	$6.07

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NEWS RELEASE

Business Commentary

Our retention of existing business in our historical medical liability book increased from 88% in 2008 to 89% in 2009. The PICA Group’s (PICA) retention rate for their medical professional liability business remained steady at 93% for full year 2009.

The premium rate on policies we renewed in our historical medical liability book declined an average of four percent in 2009, as our pricing reflects the overall improvement in loss trends for the past few years. Premium rates on renewing business at PICA were essentially unchanged in 2009.

We wrote $28 million of new premium, not attributable to acquisitions, in our historical book of professional liability business in 2009. Acquisitions accounted for a total of $95 million of new business, led by The PICA Group, which contributed $77 million of new premium to ProAssurance after PICA became part of the company on April 1, 2009.

We had favorable net loss reserve development of $109.3 million in the fourth quarter, bringing year-to-date favorable net loss reserve development to $207.3 million, compared to $185.3 million in 2008. The favorable development in 2009 is principally the result of a reduction in expected loss costs, primarily from accident years 2003 through 2007.

Investment Commentary

Our overall investment result for 2009, excluding realized gains and losses, was higher by
$2.0 million, reflecting improved results from our investment in unconsolidated subsidiaries. This offset a 5% decline in Net Investment Income, which was down primarily due to lower interest rates on short term securities.

We realized $12.8 million in gains in our portfolio during 2009, which compares to net realized investment losses of $50.9 million in 2008.

We have updated the online disclosure of our investment portfolio to provide details of our holdings at December 31, 2009. The disclosure is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com

Balance Sheet Highlights
	December 31, 2009	December 31, 2008
Shareholders’ Equity	$1,704,595	$1,423,585
Total Investments	$3,838,222	$3,575,942
Total Assets	$4,647,414	$4,280,938
Policy Liabilities	$2,780,436	$2,693,101
Accumulated Other Comprehensive Income (Loss)	$59,254	$(35,898)
Goodwill	$122,317	$72,213
Book Value per Share	$52.59	$42.69

Capital Management

During 2009 we purchased approximately 1.1 million shares of our common stock, at a cost of approximately $52.0 million. Our purchases in the fourth quarter were approximately 268,000 shares at a cost of approximately $13.9 million. We have approximately $115.4 million left in the outstanding authorization granted by our Board in September, 2009.

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NEWS RELEASE

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past three years. ProAssurance is rated “A” by Fitch Ratings, which affirmed the rating in January, 2010 and the ProAssurance Group is rated “A” (Excellent) by A.M. Best.

Conference Call Information

Live: Thursday, February 25, 2010, 9:00 am et. Investors may dial (877) 675-4753 (toll free) or (719) 325-4874. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

Replay: By telephone, through March 10, 2010 at (888) 203-1112 or (719) 457-0820, using access code 4871246. The replay will also be available through March 26, 2010 on our website, www.ProAssurance.com, and on StreetEvents.com.

Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.

Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release.

Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other, similar matters, we are making forward-looking statements.

The following important factors are among those that could affect the actual outcome of future events:
general economic conditions, either nationally or in our market areas, that are different than anticipated;
regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
the enactment or repeal of tort reforms;
formation or dissolution of state-sponsored malpractice insurance entities that could remove or add sizable groups of physicians from the private insurance market;
the impact of deflation or inflation;
changes in the interest rate environment;

the effect that changes in laws or government regulations affecting the U.S. economy or financial institutions, including the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, may have on the U.S. economy and our business;

performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, or the Securities and Exchange Commission;
changes in laws or government regulations affecting medical professional liability insurance or the financial community;
the effects of changes in the health care delivery system;
uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;
the results of litigation, including pre-or-post-trial motions, trials and/or appeals we undertake;
bad faith litigation which may arise from our handling of any particular claim, including failure to settle;
loss of independent agents;
changes in our organization, compensation and benefit plans;
our ability to retain and recruit senior management;
our ability to purchase reinsurance and collect payments from our reinsurers;
increases in guaranty fund assessments;
our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
changes in competition among insurance providers and related pricing weaknesses in our markets; and

the expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities, among other reasons.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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